UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2023

ImmunityBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IBRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On February 14, 2023, ImmunityBio, Inc. (the “Company”) is providing certain financial information about its estimated cash, cash equivalents and marketable securities balance as of December 31, 2022. The Company is disclosing that it had cash, cash equivalents and marketable securities of approximately $108.0 million (consisting of an estimated $104.6 million of cash and cash equivalents and an estimated $3.4 million of marketable securities) as of December 31, 2022. This amount reflects the Company’s preliminary estimates based solely upon information available to it as of the date of this Current Report on Form 8-K, and the amount reported is not a comprehensive statement of its operating results or financial position as of December 31, 2022. Any actual amount that the Company reports in its Annual Report on Form 10-K for the year ended December 31, 2022 will be subject to its financial closing procedures and any final adjustments that may be made prior to the time its operating results and financial position for the fiscal quarter ended December 31, 2022 are finalized. As a result, these preliminary estimates may differ materially from the actual results that will be reflected in the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 when they are completed and publicly disclosed on its Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.

Date: February 14, 2023	By:	/s/ David Sachs
David Sachs
Chief Financial Officer